UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 11, 2011

RADIANT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-22065	11-2749765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3925 Brookside Parkway, Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 576-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on July 11, 2011, Radiant Systems, Inc. (the “Company”), entered into an Agreement and Plan of Merger dated as of July 11, 2011 (the “Merger Agreement”) with NCR Corporation, a Maryland corporation (“Parent”), and Ranger Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Parent has agreed to cause Merger Sub to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of the Company. In connection with the execution of the Merger Agreement, Parent and the Company entered into a retention incentive letter with the Company’s Chief Operating Officer, Andrew S. Heyman (the “Retention Letter”) and non-competition agreements with the Company’s Chief Technology Officer and Chairman of the Board, Alon Goren, and the Company’s Chief Executive Officer, John Heyman (the “Non-Competition Agreements”). Andrew Heyman also has an offer letter from Parent that will be executed upon completion of the Offer.

Pursuant to the terms of the Retention Letter, effective as of the closing of the Offer, Andrew Heyman will continue his employment with the Company. If he continues in the employ of the Company for a period of twelve months after the closing of the Offer, he will be entitled to receive a retention bonus payment of $270,000; if he continues employment during the period commencing on the 12-month anniversary of the closing of the Offer through the 18-month anniversary of the closing of the Offer, or if his employment is terminated without “Cause” (as defined in the Retention Letter), he terminates his employment for “Good Reason” (as defined in the Retention Letter), he dies or becomes disabled during that period, he will receive an additional retention bonus payment of $135,000. The Retention Letter does not modify, amend or terminate any other benefit arrangements between Mr. Heyman and the Company, including but not limited to, the Senior Executive Change in Control Severance Plan or the provisions of the Merger Agreement. In addition, for a period of two years following Mr. Heyman’s termination of employment with the Company, Mr. Heyman has agreed to certain restrictions on solicitation and competition with the Company and Parent.

Pursuant to the terms of the Non-Competition Agreements, John Heyman and Alon Goren have agreed not to compete with the Company for a period of two years following the closing of the Offer, to maintain the confidentiality of trade secret information of the Company, and to certain restrictions on soliciting, recruiting or hiring employees of the Company and Parent. In consideration for these agreements, Parent agreed to include Mr. Heyman and Mr. Goren as individuals who are entitled to receive a cash payment for certain outstanding Company equity awards as provided in the Merger Agreement, in the amount of $443,394 and $112,014, respectively, that each of them will receive 100% of the target cash bonus for 2011 as defined in and provided pursuant to the third sentence of Section 6.12(a) of the Merger Agreement, and the Company will pay each of them an amount equal to one month’s base salary ($45,833 for Mr. Heyman and $27,000 for Mr. Goren).

The Retention Letter and Non-Competition Agreements will not become operative unless and until the Offer is consummated. The foregoing descriptions of the Retention Letter and the Noncompetition Agreements do not purport to be complete and are qualified in their entirety by reference to the Retention Letter and the Noncompetition Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Radiant Systems, Inc.

July 15, 2011	By:	/s/ John H. Heyman
		Name:	John H. Heyman
		Title:	Chief Executive Officer